Exhibit 16.1
March 31, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Luminar Technologies, Inc.’s Form 8-K dated March 31, 2025, and have the following comments:

1.	We agree with the statements made in Item 4.01(a) Dismissal of Independent Registered Public Accounting Firm.

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b), Appointment of New Independent Registered Public Accounting Firm.

Yours truly,

/s/ DELOITTE & TOUCHE LLP